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EXHIBIT 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Duane James	Vice President of Finance

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER

WALTHAM, MA...October 24, 2002...Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women's health and nutritional products and a developer of advanced medical devices, today announced its financial results for the quarter ending September 30, 2002.

Inverness Medical Innovations, Inc. was formed in May 2001 as a subsidiary of Inverness Medical Technology, Inc. (IMT), and subsequently split-off as an independent public company as part of a split-off and merger transaction whereby Johnson & Johnson acquired IMT in November 2001. As part of the split-off and merger, Inverness Medical Innovations acquired all rights to IMT's women's health, nutritional supplement and clinical diagnostics businesses, as well as certain intellectual property. Because Inverness Medical Innovations had not historically been operated or accounted for as a stand-alone business, the results for the three and nine months ended September 30, 2001 discussed in this press release refer to historical consolidated financial statements for Inverness Medical Innovations' businesses which have been carved out of IMT's financial statements in accordance with the requirements of accounting principles generally accepted in the United States. Because the financial results for the three and nine months ended September 30, 2001 have been carved out of IMT's past financial statements, they may not reflect what Inverness Medical Innovations' results of operations, financial position and cash flows would have been had it been a separate, stand-alone entity during those periods.

For the three months ended September 30, 2002, Inverness Medical Innovations reported income, excluding non-recurring and non-cash charges and income, of $1.4 million, or $0.12 per diluted share, compared to a loss, excluding non-recurring income, of $288,000, or $0.04 per diluted share, for the third quarter of 2001. The non-recurring and non-cash charges and income for the third quarter of 2002 consist of a non-cash charge of $1.3 million to mark to market an interest rate swap agreement, non-cash interest expense of $43,000 related to the amortization of original issue discounts and a $1.0 million unrealized foreign exchange gain against the Euro. The non-recurring income for the third quarter of 2001 consists of a gain of $441,000 from discontinued operations resulting from the split-off. Giving full effect to these non-recurring and non-cash charges and income as required by accounting principles generally accepted in the United States, the net income for the third quarter of 2002 was $1.1 million compared to net income of $153,000 for the third quarter of 2001. After deducting an aggregate charge of $7.9 million consisting of accelerated amortization of the discounts and non-cash dividends on the Series A Preferred Stock, there was a net loss attributable to common shareholders of $0.65 per diluted share in the third quarter of 2002 compared to net income of $0.02 per diluted share in the third quarter of 2001. The amortization of the discounts was accelerated due to the conversion of approximately 84% of the outstanding Series A Convertible Preferred Stock during the third quarter of 2002.

In the third quarter of 2002, the Company had net revenues of $53.9 million, a $42.7 million increase over the net revenues of $11.2 million in the third quarter of 2001. The majority of the revenue increase was due to the additional revenues contributed by the women's health unit, Unipath, acquired from Unilever on December 20, 2001 and the nutritional supplement unit, IVC, acquired on March 19, 2002.

Commenting on the quarter, Ron Zwanziger, Chairman and CEO of Inverness Medical, stated: "We continue to be very pleased with our progress not just on financial and cost-containment areas, but on our product development initiatives as well. Indeed, our research and development efforts seem to be progressing even better than we had hoped as we work toward future product introductions which include products in the areas of women's health, strep throat infections and a test for prothrombin time used in the treatment of patients on anti-coagulants."

Net revenues for the nine months ended September 30, 2002 were $142.9 million compared to net revenues of $34.3 million for the nine months ended September 30, 2001. The majority of the revenue increase was due to the additional revenues contributed by Unipath and IVC.

For the nine months ended September 30, 2002, the Company reported a loss, excluding non-recurring and non-cash charges and income, of $931,000, or $0.11 per diluted share, compared to income, excluding non-recurring income, of $573,000, or $0.09 per diluted share, for the nine months ended September 30, 2001. The non-recurring and non-cash charges for the nine months ended September 30, 2002 consist of a $24.8 million non-cash charge for impairment of assets related to the goodwill and certain intangible assets of the nutritional supplement business as required upon the adoption of recently issued accounting standards, non-cash compensation expenses of $10.2 million related to restricted shares purchased by a senior executive of the Company, $2.8 million of non-cash interest expense related to the amortization of original issue discounts and beneficial conversion features of certain financings, a net extraordinary gain of $8.5 million due to the early retirement of certain subordinated notes and the benefit received from the early extinguishment of the related beneficial conversion feature, $624,000 for employer taxes related to the exercises of nonqualified stock options by two senior executive officers, $668,000 of unrealized foreign exchange losses, $217,000 paid by the Company for a litigation settlement and a non-cash charge of $1.3 million to mark to market an interest rate swap agreement. Giving full effect to non-recurring and non-cash charges and income, the net loss for the nine months ended September 30, 2002 was $33.0 million compared to net income of $1.2 million for the nine months ended September 30, 2001. After deducting an aggregate charge of $11.7 million consisting of accelerated amortization of the discounts and non-cash dividends on the Series A Preferred Stock, there was a net loss attributable to common shareholders of $5.16 per diluted share in the nine months ended September 30, 2002 compared to net income of $0.19 per diluted share in the nine months ended September 30, 2001.

The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, October 24, 2002, to discuss these results as well as other corporate matters. During the conference call the Company will discuss and answer questions concerning business and financial developments and trends including the status of its new product development efforts. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-935-8511 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com or at www.calleci.com. A replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 3548791. The replay will be available until 12:00 midnight Eastern Time on October 26, 2002. An on demand webcast of the call will be available at the Company's website two hours after the end of the call and will be accessible for 30 days through November 23, 2002 at 5 p.m. Eastern Time.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations manufactures and sells products for the women's health and nutritional product markets and is engaged in the business of developing, acquiring, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women's health and cardiology. The Company's women's health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. The Company is led by the team that took the former Inverness Medical Technology, recently acquired by Johnson & Johnson, to a leadership position in the field of blood glucose monitoring and diabetes self-management, and is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements. Actual results may differ materially due to numerous factors, including without limitation demand for the Company's products, conditions in the financial markets, the operational integration associated with any past or future acquisition transactions and other risks generally associated with such transactions, the potential market acceptance of the Company's current and future products, the intensely competitive environment in the Company's markets which could reduce the Company's market share or limit its ability to increase market share, the efficacy and safety of the Company's products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability of the Company to successfully develop and commercialize products, the effect of pending and future legal proceedings on the Company's financial performance and product offerings and the risks and uncertainties described in the Company's periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The Company undertakes no obligation to update any forward-looking statements.

Source: Inverness Medical Innovation

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
$000s, except per share numbers

	Three Months Ended September 30,				Nine Months Ended September 30,
	2002		2001		2002		2001
Net revenues	$53,947		$11,159		$142,903		$34,290
Cost of sales	29,297		6,064		77,845		17,831

Gross profit	24,650		5,095		65,058		16,459
Operating expenses:
Research and development	3,597		377		9,915		1,032
Selling, general and administrative	17,172		4,734		50,557		12,467

Total operating expenses	20,769		5,111		60,472		13,499

Operating income	3,881		(16)		4,586		2,960
Interest and other expense, net	(1,780)		(207)		(3,690)		(1,217)
Income tax provision	(671)		(65)		(1,827)		(1,170)

Net income (loss) excluding non-recurring charges	1,430		(288)		(931)		573
Non-cash and non-recurring items(a)	(289)		441		(32,073)		603

Net income (loss)	$1,141		$153		$(33,004)		$1,176

Non-cash amortization of discounts and non-cash dividends on preferred stock	(7,865)		—		(11,668)		—
(Loss) income available for common stockholders	$(6,724)		$153		$(44,672)		$1,176

Basic net income (loss) per common share, excluding non-cash and non-recurring items(a) and amortization of discounts and non-cash dividends on preferred stock	$0.14		$(0.04)		$(0.11)		$0.09

Diluted net income (loss) per common share, excluding non-cash and non-recurring items(a) and amortization of discounts and non-cash dividends on preferred stock	$0.12	(b)	$(0.04	)(c)	$(0.11	)(c)	$0.09	(c)

Basic and diluted net (loss) income per common share	$(0.65	)(c)	$0.02	(c)	$(5.16	)(c)	$0.19	(c)

Weighted average common shares—basic	10,356		6,456		8,653		6,311
Weighted average common shares—diluted	12,213	(b)	6,456	(c)	8,653	(c)	6,311	(c)

(a)
The non-cash and non-recurring items during the three months ended September 30, 2002 consist of (i) $43,000 in non-cash interest expense related to the amortization of original issue discounts, (ii) a $1,269,000 non-cash charge to mark to market an interest rate swap agreement, and (iii) $1,023,000 in unrealized foreign exchange gain. The non-cash and non-recurring items during the nine months ended September 30, 2002 consist of (i) a $624,000 charge for employer taxes related to the exercises of nonqualified stock options by two key executive officers, (ii) a $24,830,000 non-cash impairment charge related to the goodwill and certain intangible assets of our nutritional business, which primarily resulted from the adoption of Statement of Financial Accounting Standard Nos. 142 and 144, (iii) a $10,169,000 non-cash charge related to stock compensation, (iv) $2,802,000 in non-cash interest expense related to the amortization of original issue discounts and beneficial conversion features, (v) an $8,506,000 extraordinary gain in connection with the reacquisition of the beneficial conversion feature related to the early extinguishment of certain subordinated debt, (vi) a $1,269,000 non-cash charge to mark to market an interest rate swap agreement, (vii) $668,000 in unrealized foreign exchange loss, and (viii) $217,000 in litigation settlement. The non-recurring income during the three and nine months ended September 30, 2001 represents a gain of $441,000 and $603,000, respectively, from discontinued operations resulting from the split-off and merger transaction between Inverness Medical Technology, Inc. (former parent) and Johnson & Johnson in November 2001.

(b)
During the three months ended September 30, 2002, convertible debt and series A redeemable convertible preferred stock were not included as dilutive securities in the calculation of diluted earnings per share because the inclusion of such securities would be antidilutive.

(c)
During the three and nine months ended September 30, 2002, diluted shares are not used in the earnings per share calculation where there is a loss because inclusion thereof would be antidilutive. During the three and nine months ended September 30, 2001, there were no dilutive securities outstanding.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
$000s

	September 30, 2002	December 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,833	$52,024
Accounts receivable, net	41,071	21,576
Inventories	35,096	14,782
Prepaid expenses and other current assets	6,161	6,440

Total current assets	99,161	94,822
PROPERTY, PLANT AND EQUIPMENT, NET	46,085	20,526
GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	190,563	160,766
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	5,118	2,407

Total assets	$340,927	$278,521

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$5,189	$20,819
Other current liabilities	71,332	52,981

Total current liabilities	76,521	73,800
LONG-TERM LIABILITIES:
Notes payable, net of current portion	87,504	57,305
Other long-term liabilities	6,297	5,908

Total long-term liabilities	93,801	63,213
REDEEMABLE PREFERRED STOCK	8,753	51,894

TOTAL STOCKHOLDERS' EQUITY	161,852	89,614

Total liabilities and stockholders' equity	$340,927	$278,521

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  EXHIBIT 99.1
INVERNESS MEDICAL INNOVATIONS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER